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                                                                   Exhibit 99.12

                                    AGREEMENT

      This Agreement, dated as of December 15, 2003 (this "Agreement"), is made by and among Kevin Kalkhoven, Paul Gentilozzi and Gerald R. Forsythe (collectively, the "Managers"). Championship Auto Racing Teams, Inc. ("CHAMP") and CART, Inc. are a third-party beneficiary to the agreement made herein.


                              W I T N E S S E T H:


      WHEREAS, the Open Wheel Racing Operating Agreement dated August 15, 2003 (the "Operating Agreement") provides that each member of Open Wheel Racing (a "Member") shall, in the event of a capital call, contribute to the capitalization of Open Wheel Racing in an amount corresponding to such Member's Percentage Interest (as defined in the Operating Agreement);

      WHEREAS, each Manager, through ownership of control of a Member, is a beneficial owner of Open Wheel Racing;

      WHEREAS, each manager also controls one or more teams that participated in the 2003 CART racing series (the "Affiliated Teams");

      WHEREAS, the Managers constitute all of the members of the Board of Managers of Open Wheel Racing (the "Board of Managers"),

      WHEREAS, Open Wheel Racing has agreed to purchase certain assets, and assume certain liabilities, of Championship and CART pursuant to the Asset Purchase Agreement, dated December 15, 2003 among Open Wheel Racing, Open Wheel Racing Acquisition Corporation, CHAMP and CART (the "Purchase Agreement"); and

      WHEREAS, the agreements of the Managers made herein are a material inducement to CHAMP to enter into the Purchase Agreement.

      THEREFORE, the Managers agree as follows:

      1. Provided that all the conditions to closing set forth in Section 7.02 the Purchase Agreement are satisfied prior to Closing (as defined in the Purchase Agreement), each Manager agrees to (a) take any action required for the Board of Managers to call the additional capital contribution referenced in
Section 5.1(c) of the Operating Agreement and (b) cause his respective Member to contribute funds to Open Wheel Racing sufficient to allow such Member to meet its capital obligations under Section 5.1(c) of the Operating Agreement.

      2. At, and subject to the occurrence of, the Closing, each Manager agrees to cause his respective Affiliated Team (or Affiliated Teams) to release and discharge
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Championship and CART from their obligation to pay year-end prize money owed to the Affiliated Teams for the 2003 CART racing season.

      3. In the event of a conflict between the terms of the Operating Agreement and this Agreement, the Managers agree that this Agreement shall control.

      4. The rights and obligations of each of the Managers pursuant to this Agreement are for the benefit of each of the other Managers, CHAMP and CART only, and no creditor or other third party shall have any right or claim under this Agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of date first above written.

/s/ Kevin Kalkhoven                                         /s/ Paul Gentilozzi
--------------------------                                  -------------------
Kevin Kalkhoven                                             Paul Gentilozzi

/s/ Gerald R. Forsythe
--------------------------
Gerald R. Forsythe

CHAMPIONSHIP AUTO RACING TEAMS, INC.

/s/ Thomas L. Carter
--------------------------
By:  Thomas L. Carter
Its:  VP/CFO